UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2021

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Seneca Street, Suite 507, Buffalo, New York (Address of Principal Executive Office)	14204 (Zip Code)

Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Securities Registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, $0.00001 par value per share	XXII	NASDAQ Capital Market

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 15, 2021, 22nd Century Group, Inc. (the “Company”) appointed Richard Fitzgerald as its Chief Financial Officer, effective immediately. Mr. Fitzgerald succeeds John Franzino, the Company’s previous Chief Financial Officer, who has transitioned to Chief Administrative Officer where he will be responsible for further developing the Company's business processes and leading the Company’s financial planning and analysis, operational finance, human resources, and information technology functions. A copy of the press release announcing the transition is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Mr. Fitzgerald, age 58, currently is serving as Chief Financial Officer and Secretary of CleanTech Acquisition Corp, (Nasdaq: CLAQU), a SPAC focused on the CleanTech sector, since February of 2021. Mr. Fitzgerald recently served as Chief Financial Officer at Immunome, Inc. (Nasdaq: IMNM) a novel immunology therapeutics company that completed its IPO and Nasdaq listing in October 2020. Previously, Mr. Fitzgerald served as Chief Financial Officer for both Sesen Bio (Nasdaq: SESN), a late-stage clinical company advancing fusion protein therapies, and PAVmed Inc. (Nasdaq: PAVM), where he successfully completed the company’s IPO and Nasdaq listing. Mr. Fitzgerald has also held senior financial positions at TechPrecision Inc. (OTCBB: TPCS), Nucleonics Inc. (sold to Alnylam Pharmaceuticals Inc. (Nasdaq: ALNY)), and Exelon Corporation (NYSE: EXC). Mr. Fitzgerald received his B.S. in Business Administration and Accounting from Bucknell University. He previously served as Co-Chair of the Biotechnology Innovation Organization’s CFO/Tax Committee, which lobbied for capital markets and tax reforms in support of the life science industry. Mr. Fitzgerald is a member of the American and Pennsylvania Institutes of Public Accounting and a current Board member of the Bucknell University Alumni Association Board of Directors and serves on the Finance Committee of FORCE BLUE TEAM.ORG.

There are no family relationships between Mr. Fitzgerald and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Fitzgerald that would require disclosure under Item 404(a) of Regulation SK.

Mr. Fitzgerald entered into an employment agreement with the Company for a term of three years. Pursuant to the employment agreement with Richard Fitzgerald, Mr. Fitzgerald will earn an initial base salary of $325,000 and shall be eligible for future cash bonuses and awards of performance units as a percentage of base salary based on the achievement of performance targets to be established by the Company. As a one-time inducement, the Company agreed to an up front award of $75,000. If Mr. Fitzgerald’s employment is terminated by the Company without Cause or by such executive for Good Reason (as such terms are defined in the employment agreement), then he will be entitled to a severance benefit in the form of a continuation of his then-base salary for a period of 12 months (plus continuing health care coverage during such period). The description of the employment agreement above is qualified by reference to the form of employment agreement, which is attached hereto as Exhibit 10.1.

Item 9.01(d):	Financial Statements and Exhibits.

Exhibit 10.1	Employment Agreement between the Company and Richard Fitzgerald dated November 15, 2021.
Exhibit 99.1	Press Release
Exhibit 104	Cover Page Interactive Data File - The cover page XBRL tags are embedded within the inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Steven P. Przybyla
Date:	November 19, 2021	Steven P. Przybyla
Vice President, General Counsel and Secretary